IVY FUND

                               Ivy High Yield Fund

          Redesignation of Series of Shares of Beneficial Interest, and
           Redesignation of Classes of Shares of Beneficial Interest,
                             No Par Value Per Share


         I, Michael G. Landry, being a duly elected, qualified and acting Trustee of Ivy Fund (the "Trust"), a business trust formed under the laws of the Commonwealth of Massachusetts, DO HEREBY CERTIFY that, by written consent, the Trustees of the Trust (the "Trustees"), pursuant to Article III of the Agreement and Declaration of Trust of the Trust dated December 21, 1983, as amended and restated December 10, 1992 (the "Declaration of Trust"), duly approved, adopted and consented to the following resolutions as actions of the Trustees of the
Trust:

         WHEREAS, acting pursuant to Article III of the Trust's Declaration of Trust, the Trustees established Ivy International Bond Fund as an additional series of the Trust pursuant to an Establishment and Designation of Additional Series dated September 21, 1994, which series was redesignated as Ivy High Yield Fund (the "Fund") on January 30, 1998, and which Fund currently has an unlimited number of authorized and unissued shares of beneficial interest designated as "Ivy High Yield Fund - Class A" ("Class A"), "Ivy High Yield Fund - Class B" ("Class B"), "Ivy High Yield Fund - Class C" ("Class C"), "Ivy High Yield Fund - Class I" ("Class I") and "Ivy High Yield Fund - Advisor Class" ("Advisor Class") shares (each a "Class" and, collectively, the "Classes"); and

         WHEREAS, the Trustees, acting pursuant to Article III of the Declaration of Trust, now desire to redesignate the Ivy High Yield Fund series of the Trust as Ivy International Strategic Bond Fund and to change the name of each Class;

         NOW, THEREFORE, IT IS HEREBY:

         RESOLVED, that "Ivy High Yield Fund" be, and it hereby is, redesignated as "Ivy International Strategic Bond Fund";

         FURTHER RESOLVED, that the name of each of the Fund's Class A, Class B, Class C, Class I and Advisor Class shares be, and it hereby is, redesignated as "Ivy International Strategic Bond Fund - Class A," "Ivy International Strategic Bond Fund - Class B," "Ivy International Strategic Bond Fund - Class C," "Ivy International Strategic Bond Fund
         - Class I," and "Ivy International Strategic Bond Fund - Advisor Class," respectively;

         FURTHER RESOLVED, that the preceding resolutions shall constitute an amendment to the Declaration of Trust (the "Amendment"), effective as of the filing date of the Registration Statement pertaining to Ivy International Strategic Bond Fund, to be filed with the Securities and Exchange Commission (the "SEC") pursuant to Rule 485(a) under the Securities Act of 1933; and

         FURTHER RESOLVED, that the officers of the Trust be, and they hereby are, authorized to file such Amendment to the Declaration of Trust in the offices of the Secretary of the Commonwealth of Massachusetts.

         IN WITNESS WHEREOF, I have signed this Amendment this 23rd day of December, 1998.



                          /s/ MICHAEL G. LANDRY
                          Michael G. Landry, as Trustee


     The above signature is the true and correct signature of Michael G. Landry, Trustee of the Trust.



                         /s/ C. WILLIAM FERRIS
                         C. William Ferris, Secretary/Treasurer
                         Mackenzie Investment Management Inc.